UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: September 12, 2008
(Date of earliest event reported)
Energy West, Incorporated
(Exact name of registrant as specified in its charter)

Montana (State or other jurisdiction of incorporation)	0-14183 (Commission File Number)	81-0141785 (I.R.S. Employer Identification No.)

1 First Avenue South, Great Falls, Montana	59401
(Address of principal executive offices)	(Zip Code)
(406) 791-7500
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On September 12, 2008, Energy West, Incorporated (“Energy West”) entered into a Stock Purchase Agreement (the “Agreement”) with Richard M. Osborne, Trustee, Rebecca Howell, Stephen G. Rigo, Marty Whelan and Thomas J. Smith (collectively, the “Sellers”) whereby Energy West agreed to purchase all of the common stock of Lightning Pipeline Co. (“Lightning Pipeline”), Great Plains Natural Gas Company (“Great Plains”), Brainard Gas Corp. (“Brainard”) and all of the membership units of Great Plains Land Development Co., Ltd. (“GPL”), which companies are primarily owned by an entity controlled by Mr. Osborne and wholly-owned by the Sellers, for a purchase price of $34.3 million. Pursuant to the Agreement, Energy West will acquire Orwell Natural Gas Company (“Orwell”), a wholly-owned subsidiary of Lightening Pipeline and Northeast Ohio Natural Gas Corp. (“NEO”), a wholly-owned subsidiary of Great Plains. Orwell, NEO and Brainard are natural gas distribution companies that serve approximately 21,000 customers in Northeastern Ohio and Western Pennsylvania. This acquisition will increase Energy West’s customers by more than 50%.
Mr. Osborne is chairman, chief executive officer and a director, Mr. Smith is vice president, chief financial officer and a director, and Ms. Howell is secretary of Energy West. The Agreement was negotiated on behalf of Energy West by a special committee comprised solely of independent directors with the assistance of independent financial and legal advisors. The special committee received a fairness opinion from Houlihan Smith & Company, Inc. The Agreement was approved by the board of directors of Energy West, upon unanimous recommendation of the special committee.
The $34.3 million purchase price consists of Energy West’s assumption of approximately $20.9 million in debt with the remainder of the purchase price to be paid in unregistered shares of common stock of Energy West based on a price of $10.00 per share. The stock portion of the purchase price may be increased or decreased within three business days prior to closing of the transaction depending on the number of active customers of Orwell, Brainard and NEO. The Sellers have the right to elect to terminate the transaction, upon the payment of a $100,000 fee, if the average closing price of Energy West’s common stock for the twenty consecutive trading days ending seven calendar days prior to closing is below $9.49 and if Energy West’s common stock underperforms the American Gas Stock Index (as maintained by the American Gas Association) by more than 20%, as described in the Agreement. However, Energy West may prevent termination of the transaction in this instance by increasing the number of shares of its common stock paid to the Sellers as part of the purchase price. The Agreement also contains customary representations, warranties, covenants and indemnification provisions.
The transaction is expected to close in the second quarter of 2009 but there can be no assurances that the transaction will be completed on the proposed terms or at all. The closing is subject to customary closing conditions, including the approval of applicable regulators. In addition, the transaction is subject to the approval of Energy West’s shareholders for the issuance of shares of Energy West as part of the purchase price. Energy West plans to delay its 2008 annual meeting of shareholders from its regularly scheduled November date so that the shareholders may vote on the transaction at the annual meeting. The date of the annual meeting will be announced later.

The foregoing description of the Agreement is not complete and is qualified in its entirety to the full and complete terms of such agreement, which is attached as Exhibit 10.1 to this current report and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
10.1	Stock Purchase Agreement dated September 12, 2008 between Energy West. Incorporated and Richard M. Osborne, Trustee, Rebecca Howell, Stephen G. Rigo, Marty Whelan and Thomas J. Smith

99.1	Press Release of Energy West Incorporated dated September 12, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy West, Incorporated
By:	/s/ Kevin J. Degenstein
Name:	Kevin J. Degenstein
Title:	President and Chief Operating Officer

Dated: September 17, 2008

EXHIBIT INDEX

Exhibit Number	Description

10.1	Stock Purchase Agreement dated September 12, 2008 between Energy West. Incorporated and Richard M. Osborne, Trustee, Rebecca Howell, Stephen G. Rigo, Marty Whelan and Thomas J. Smith

99.1	Press Release of Energy West Incorporated dated September 12, 2008